Exhibit 5.1

[●], 2020

Independent Bank Group, Inc.

7777 Henneman Way

McKinney, Texas 75070

Re: Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated as of December 9, 2019, by and between Texas Capital Bancshares, Inc. and Independent Bank Group, Inc.

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Independent Bank Group, Inc., a Texas corporation (the “Corporation”). My opinion has been requested with respect to the Registration Statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to (i) 53,142,894 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Shares”) and (ii) 6,000,000 shares of the Corporation’s 6.50% non-cumulative perpetual preferred stock series B, par value $0.01 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), which in each case are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of December 9, 2019, by and between Texas Capital Bancshares, Inc. and the Corporation (the “Merger Agreement”). The Corporation is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that:

(1)    the Common Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Shares have been issued in accordance with the terms of the Merger Agreement and the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable; and

(2)    the Preferred Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission, the statement of designations with respect to the Preferred Shares substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Secretary of State of the State of Texas and the Preferred Shares have been issued in accordance with the terms of the Merger Agreement and the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are based on and limited to the laws of the State of Texas and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

7777 Henneman Way | McKinney, TX 75070 | 972.562.9004 | ibtx.com

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

Mark Haynie
Executive Vice President and General Counsel

7777 Henneman Way | McKinney, TX 75070 | 972.562.9004 | ibtx.com